Exhibit 21.1

Subsidiaries of Hygo Energy Transition Ltd.

Entity Name	Jurisdiction
Golar FSRU 8 Corp	Marshall Islands
Golar Hull 2023 (Penguin)	Marshall Islands
Golar Hull 2026 (Celsius)	Marshall Islands
Golar Nanook UK	United Kingdom
Golar Power Brasil Participações S.A	Brazil
Golar Power Comercializadora de Gás Natural Ltda	Brazil
Golar Power Distribuidora de Gás Natural Ltda.	Brazil
Golar Power Latam Participações e Comércio Ltda.	Brazil
Golar Power Latam Serviços Marítimos Ltda.	Brazil
Golar Power Penguin Corp.	Marshall Islands
Golar Power SSLNG Participações Ltda.	Brazil
LNG Power Limited	United Kingdom
Mercurio Comercializadora de Energia Ltd.	Brazil
Terminal Gás Sul Ltda.	Brazil

Joint Ventures	Jurisdiction
CEBARRA– Centrais Elétricas Barra dos Coqueiros S.A.(1)	Brazil
CELBA – Centrais Elétricas Barcarena S.A.(2)	Brazil
CELBA 2 – Centrais Elétricas Barcarena S.A.(3)	Brazil
CELSE – Centrais Elétricas de Sergipe S.A.(4)	Brazil
CELSEPAR – Centrais Elétricas de Sergipe Particpações S.A.(4)	Brazil
Centrais Termelétricas São Marcos S.A.(5)	Brazil
Golar Power Brasil 2 Participações S.A.(1)	Brazil

(1)	Hygo Energy Transition Ltd. owns a 75% interest in Golar Power Brasil 2 Participações S.A., which owns a 50% interest in CEBARRA – Centrais Elétricas Barra dos Coqueiros S.A.

(2)          Hygo Energy Transition Ltd. owns a 50% interest in CELBA – Centrais Elétricas Barcarena S.A.

(3)          Hygo Energy Transition Ltd. owns a 50% interest in CELBA 2 – Centrais Elétricas Barcarena S.A.

(4)	Hygo Energy Transition Ltd. owns a 50% interest in CELSEPAR – Centrais Elétricas de Sergipe Particpações S.A., which owns 100% of CELSE – Centrais Elétricas de Sergipe S.A.

(5)          Hygo Energy Transition Ltd. owns a 50% interest in Centrais  Termelétricas São Marcos S.A.